SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE CHINA FUND, INC.

Payment of Filing Fee (Check the appropriate box:)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transactions applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 21, 2018

Dear Fellow Stockholder:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of The China Fund, Inc. (the “Fund”) will be held on May 23, 2018, for the purpose of electing two directors. After that business is concluded, the Annual Meeting will be adjourned to a later date, which is currently scheduled to be August 29, 2018.

When the adjourned meeting is reconvened, stockholders will vote on a proposal by City of London Investment Management Limited (“CLIM”), to terminate the Fund’s investment advisory and management agreements with Allianz Global Investors U.S. LLC (the “Termination Proposal”).

As we have previously reported, the Fund has sued CLIM in federal court seeking an order requiring CLIM to make corrective disclosures in its proxy materials. The court declined to grant that order and the Fund has appealed. Your Fund’s Board believes the appeal will be successful and will be adjourning the Annual Meeting to allow time for the court to render its decision. If the Fund’s appeal is successful, stockholders should then have the benefit of receiving and considering CLIM’s corrective disclosures before the adjourned Annual Meeting is reconvened.

It is also possible that the appellate court will invalidate the election of directors at the May 23, 2018 meeting. In that case, both the election of directors and the Termination Proposal will be considered at the reconvened Annual Meeting.

It will be necessary for the Fund to set a new record date for determining the stockholders entitled to vote at the reconvened portion of the Annual Meeting. This change of record date will not affect the first part of the Annual Meeting, to be held on May 23, 2018. The Fund will notify stockholders of the new record date when it is set.

Thank you for your patience in dealing with this very difficult and complex situation.

Sincerely,

Gary L. French

Chairman